Exhibit 5.2

DLA Piper LLP (US)
200 South Biscayne Boulevard
Suite 2500
Miami, Florida 33131-5341 www.dlapiper.com

January 12, 2023

Lionheart III Corp

4218 NE 2nd Avenue

Miami, Florida 33137

Re:	Registration Statement on Form F-4 (Registration No. 333-267301);
Business Combination with Empatan Public Limited Company

Ladies and Gentlemen:

We have acted as counsel to Lionheart III Corp, a corporation organized under the laws of Delaware (the “Lionheart”), in connection with the preparation and filing by Empatan Public Limited Company, a public limited company incorporated in Ireland with registered number 722009 (the “Parent”), with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-4, Registration No. 333-267301 (as amended, the “Registration Statement”), and the related proxy statement/prospectus relating to the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), of up to (i) 53,800,000 ordinary shares of the Parent, nominal value $0.0001 per share (“Ordinary Shares”), which Ordinary Shares will be issued in connection with that certain Business Combination Agreement, dated as of July 26, 2022 (the “BCA”), by and among Lionheart, Security Matters Limited, an Australian public company with Australian Company Number (ACN) 626 192 998 (“SMX”), the Parent and Aryeh Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Parent (“Merger Sub”), and (ii) 8,700,000 warrants to purchase Ordinary Shares (the “Warrants”), which will be automatically adjusted from warrants to purchase shares of Class A common stock, par value $0.0001 per share, of Lionheart into the Warrants in the manner described in the BCA, and pursuant to that certain Assignment, Assumption and Amendment Agreement with respect to the Warrant Agreement which is anticipated to be entered into by Lionheart, Parent and Continental Stock Transfer & Trust Company, a New York corporation (“Warrant Agent”), filed as Exhibit 4.4 to the Registration Statement (the “New Warrant Agreement”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement.

This opinion letter is rendered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related proxy statement/prospectus, any proxy statement/prospectus filed pursuant to Rule 424(b) with respect thereto, other than as expressly stated herein with respect to the Warrants.

In connection with our opinion expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of Lionheart as we deemed necessary for the purposes of the opinion set forth in this opinion letter:

(a)	the Registration Statement;
(b)	the BCA;
(c)	the SID;
(d)	the Existing Warrant Agreement;
(e)	the Form of New Warrant Agreement; and
(f)	a copy of the Resolutions of the Board of Directors of Lionheart adopted on November 3, 2021 and July 24, 2022.

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of Lionheart and the Parent and of public officials and upon statements and information furnished by officers and representatives of Lionheart and the Parent with respect to the accuracy of material factual matters contained therein which were not independently established by us. We have also relied on the legal opinion of Arthur Cox LLP, Irish counsel to the Parent, filed as Exhibit 5.1 to the Registration Statement with respect to with respect to the legality of the Ordinary Shares and the Warrants (the “Arthur Cox Opinion”), and this opinion is not intended to address any matters that are addressed by the Arthur Cox Opinion.

In rendering the opinion expressed below, we have assumed, without independent investigation or verification of any kind, the following: (i) the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, (ii) each of the parties to the documents we have reviewed, other than Lionheart, has duly and validly executed and delivered each such document to which such party is a signatory and each instrument, agreement and each such party’s obligations set forth in the documents, are its legal, valid and binding obligations, enforceable in accordance with their respective terms, (iii) the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies (including as portable document file (“.PDF”) copies), all signatures on all documents submitted to us for examination (and including signatures on photocopies, telecopies and .PDF copies or via DocuSign or similar electronic signatures) are genuine, (iv) the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and (v) the accuracy of all statements in certificates of officers of Lionheart that we reviewed.

We have also assumed that (i) the Registration Statement, as finally amended, will have become effective (and will remain effective at the time of the exchange of any Warrants); (ii) the stockholders of Lionheart will have duly approved the Business Combination; and (iii) the shareholders of SMX will have duly approved the Business Combination.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Warrants, assuming the due authorization, execution and delivery of the New Warrant Agreement and the Warrants by the Warrant Agent, constitute the legal, valid, and binding obligations of the Parent, enforceable against the Parent in accordance with their terms under the laws of the State of New York, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Our opinion is limited to the laws of the State of New York as in effect on the date hereof and the facts as they currently exist. We do not express any opinion as to the laws of any other jurisdiction.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

The opinion expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinion expressed in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

DLA Piper LLP (US)

/s/ DLA Piper LLP (US)